UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 11, 2011

Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)

(650) 802-7888
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Director.

On August 11, 2011, Mr. Kurt Amundson resigned from the Board of Directors of Communication Intelligence Corporation (the “Company”).

Item 5.02(c) Appointment of Certain Officers.

On August 11, 2011, the Board of Directors appointed Mr. William Keiper as the Company’s President.  Mr. Keiper had previously served as the Company’s Acting President since December 7, 2010.  The Company has previously provided information relating to Mr. Keiper’s age, background, and business experience in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 14, 2011, and such information is incorporated herein by reference.

On August 11, 2011, the Board of Directors appointed Mr. Andrea Goren as the Company’s Chief Financial Officer.  Mr. Goren had previously served as the Company’s Acting Chief Financial Officer since December 7, 2010.  The Company has previously provided information relating to Mr. Goren’s age, background, business experience, and related party transactions in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 14, 2011, and such information is incorporated herein by reference.

Item 5.02(d) Election of Director.

 On August 11, 2011, the Board of Directors appointed Mr. Jeff Holtmeier to the Company’s Board of Directors in order to fill the vacancy created by Mr. Amundson’s resignation. Mr. Holtmeier will serve as a member of the Company’s Audit Committee and Compensation Committee.

Consistent with the Company’s past practices, Mr. Holtmeier has been granted an option to acquire 1,000,000 shares of the Company’s Common Stock under the Company’s 2011 Stock Compensation Plan at a per share exercise price equal to the closing per share market price of the Company’s Common Stock on August 11, 2011. The option granted to Mr. Holtmeier vests quarterly over three years, and it has a seven-year term. Further to the Company’s policies, Mr. Holtmeier, as a non-employee director, will receive $1,000 for each Board meeting attended and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending such meetings.

Item 5.02(e) Compensatory Arrangements of Certain Officers.

In connection with his appointment as the Company’s President, on August 11, 2011, the Company’s Board of Directors agreed to pay Mr. Keiper a salary of $240,000 per year.  Mr. Keiper is also eligible for an annual discretionary bonus in an amount up to 35% of Mr. Keiper’s base salary.  Mr. Keiper was also granted a nonstatutory stock option to purchase 8,000,000 shares of the Company’s Common Stock at an exercise price of $0.025 per share, which was the closing price for the Company’s Common Stock on August 11, 2011.  Mr. Keiper’s option vests at the rate of 1/24th of the total amount of shares per month, such that all shares subject to the option will be exercisable two years after the date of grant, with acceleration of vesting upon the occurrence of a change in control.  Mr. Keiper’s option is exercisable for a period of 24 months following termination of his employment.

In connection with his appointment as the Company’s Chief Financial Officer, on August 11, 2011, the Company’s Board of Directors agreed to pay Mr. Goren a salary of $180,000 per year.  Mr. Goren is also eligible for an annual discretionary bonus in an amount up to 35% of Mr. Goren’s base salary.  Mr. Goren was also granted a nonstatutory stock option to purchase 5,000,000 shares of the Company’s Common Stock at an exercise price of $0.025 per share, which was the closing price for the Company’s Common Stock on August 11, 2011.  Mr. Goren’s option vests at the rate of 1/12th of the total amount of shares per three months, such that all shares subject to the option will be exercisable three years after the date of grant, with acceleration of vesting upon the occurrence of a change in control.  Mr. Goren’s option is exercisable for a period of 18 months following termination of his employment.  Mr. Goren recused himself from participating in the Board’s approval of his compensation package.

Item 9.01(d) Exhibits.

The following exhibit is being furnished (not filed) herewith:

99.1	Press release, dated August 12, 2011, entitled “CIC Names New Board Member”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Communication Intelligence Corporation
Date: August 17, 2011
	By:	/s/ Andrea Goren

Andrea Goren
(Acting Chief Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated August 12, 2011, entitled “CIC Names New Board Member”

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